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                                                                    Exhibit 5


                     [SQUIRE, SANDERS & DEMPSEY LETTERHEAD]


                                   January 29, 1997


VIA EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: ILX RESORTS INCORPORATED

Ladies and Gentlemen:

     This firm is special counsel for ILX Resorts Incorporated, an Arizona corporation (the "Company") with respect to the sale of an undetermined number of the Company's no par value common stock (the "Shares"), for a proposed maximum aggregate offering price of $23,000,000, which are the subject of a Form S-1 Registration Statement under the Securities Act of 1933, as amended. In such capacity, we are familiar with the Articles of Incorporation and Bylaws of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of the Shares. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion set forth below:

     Based upon the foregoing, it is our opinion that the Shares, when issued as described in the Company's Form S-1 Registration Statement, will be duly and validly issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Company's Form S-1 Registration Statement relating to the Shares and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion with state regulatory agencies in such states as may require such filing in connection with the registration of the Shares for offer and sale in such states.

                                   Very truly yours,

                                   SQUIRE, SANDERS & DEMPSEY L.L.P.

                                   /s/ Squire, Sanders & Dempsey L.L.P.
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